Exhibit 99.1
Oasis Petroleum Inc. Announces Preliminary Fourth Quarter and Full Year 2019 Results
and Highlights from Preliminary 2020 Plan
Strong 2019 Results and 2020 Plan Demonstrate Ongoing Commitment to Disciplined Capital Allocation, Free Cash Flow Generation and Shareholder Returns
Provides Overview of Executive Compensation Changes to Further Align the Interests of Management and All Oasis Shareholders
Houston, Texas — January 30, 2020 — Oasis Petroleum Inc. (Nasdaq: OAS) (“Oasis” or the “Company”) today announced preliminary 2019 full year and fourth quarter operating and financial results. The Company also disclosed highlights from its preliminary 2020 plan, as well as changes to its 2020 executive compensation program.
Preliminary 4Q19 and YE19 Highlights
•Oasis delivered higher than expected production and lower than expected cash costs and CapEx, which resulted in significant free cash flow and debt reduction during 4Q19.
•Significant E&P free cash flow in 2019 helped reduce E&P debt (including total principal of senior unsecured notes and the Oasis Credit Facility) by $188 million during the year from $2,508 million at YE18 to $2,320 million at YE19.
•Produced 87.4 MBoepd in 4Q19, 2% above the upper range of guidance, with oil volumes at 60.1 MBopd, at the top end of guidance.
•E&P CapEx(1) was between $592 million and $604 million for 2019, 4-5% below the $620-640 million plan.
•2019 G&A(2) ranged between $120-125 million, 9% below February 2019 guidance.
Preliminary 2020 Highlights
•Oasis expects 2020 consolidated CapEx, excluding capitalized interest, of $700-730 million, a reduction of 5% from November expectations of approximately $750 million.
•4Q20 oil volumes are expected to be a mid-single-digits percentage increase from 4Q19 levels.
“During the fourth quarter of 2019, we delivered strong results that demonstrate our commitment to operating efficiently, generating sustainable free cash flow and achieving superior returns on investment for the benefit of Oasis shareholders,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We finished the year with G&A costs well below our targets, and our teams in both the Delaware and Williston Basins successfully reduced well costs and drilling times, while continuing to operate safely and reliably. As a result of this outstanding execution, we generated strong E&P free cash flow, which was used to reduce debt, consistent with our capital allocation priorities. Today, Oasis is well-positioned for success with an outstanding portfolio of assets, strong prospects for free cash flow generation, and ample financial flexibility. We are excited to build on our progress and drive value creation for shareholders in 2020 and beyond.”
Mr. Nusz continued, “We enter 2020 with a focused plan to deliver mid-single-digit volume growth from fourth quarter 2019 to fourth quarter 2020, drive positive E&P and consolidated free cash flow, reduce debt, enhance capital efficiency and create meaningful value for shareholders. We have taken actions to reduce costs, and our 2020 plan reflects our intent to capitalize on the Company’s industry-leading two-basin portfolio. Our plan for this year includes allocating capital to achieve moderate growth with positive free cash flow at $55 NYMEX WTI, which would facilitate continued debt reduction. Our Board, management and entire organization are aligned on our strategy and focused on advancing our financial and operational success this year.”
(1) E&P CapEx excludes capitalized interest, midstream CapEx, acquisitions and divestitures for both preliminary 2019 estimate and plan.
(2) Full year 2019 G&A excludes one-time litigation contingency expense of $20 million.

Select Financial Update for 4Q19 and YE19
The preliminary financial data included in Exhibit 99.1 has been prepared by, and is the responsibility of, Oasis’ management. The preliminary financial data has not been audited or reviewed by an independent registered public accounting firm.
The following table provides the Company’s preliminary estimates for realized crude oil and natural gas prices for 4Q19:

NYMEX WTI ($ per Bbl)	$56.89
Realized Price for Crude Oil ($ per Bbl)	$53.55 - $53.75
NYMEX Henry Hub ($ per Mcf)	$2.41
Realized Price for Natural Gas ($ per Mcf)	$2.65 - $2.85
The following table provides ranges for Oasis’ preliminary expense results for YE19 and 4Q19:

Metric	YE19 Estimate	4Q19 Estimate	4Q19 Guidance
Lease operating expenses ($ per Boe)	$6.92 - $6.97	$7.15 - $7.35	$6.75 - $7.50
Marketing, transportation and gathering (“MT&G”) expenses ($ per Boe)	$3.98 - $4.03	$3.95 - $4.15
Cash MT&G ($ per Boe)(1)	$3.91 - $3.96	$3.95 - $4.15	$3.75 - $4.50
Production taxes (as a % of oil and gas revenues)	~8%	7.7% - 7.9%	8.2%
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(1)Cash MT&G, a non-GAAP financial measure, is defined as marketing, transportation and gathering expenses excluding non-cash valuation charges on pipeline imbalances, which were approximately $0.07 - $0.09 per Boe for YE19 and $0.00 - $0.05 per Boe for 4Q19.
Oasis completed and placed on production 78 gross (51.5 net) operated wells, including 67 gross (41.6 net) operated wells in the Williston Basin and 11 gross (9.9 net) operated wells in the Delaware Basin, while investing between $592 and $604 million of E&P CapEx, which excludes capitalized interest, midstream CapEx, acquisitions and divestitures during 2019. Consolidated 4Q19 CapEx, excluding capitalized interest and acquisitions, ranged between $115-125 million, approximately 23% below the implied midpoint of 4Q19 guidance.
Acquisitions and Divestitures
The Company continued to increase its footprint in the Delaware Basin to drive operational efficiencies. In 2019, Oasis acquired an additional 1,800 highly complementary net acres for approximately $20-22 million. Oasis also executed a successful divestiture program by selling various upstream packages, which resulted in net cash proceeds between $41-43 million.
2020 Executive Compensation Enhancements
Oasis has implemented a number of changes to its 2020 compensation program to further increase the management team’s alignment with shareholders and the Company’s strategic objectives. These changes follow the Compensation Committee’s decision to reduce salaries and cash incentive payments in 2019 due to market conditions. Full details regarding the Company’s 2020 compensation plan will be available in the Company’s proxy statement, which will be filed in due course. Highlights of the plan include:
•Reductions in annual cash incentive payments including salaries and annual cash incentive payments;
•Updating annual scorecard metrics with items emphasizing corporate and shareholder returns;
•Reductions in overall long-term incentives (“LTI”) granted;
•Increasing percentage of LTIs that are performance based;
•Adding broad market indices to peer performance group to benchmark to both peers and broader market performance;
•Implementing a maximum payout value for equity compensation; and
•Adding an absolute total shareholder return (“TSR”) modifier to the LTI that prevents payouts upon negative performance period TSR and pays at target upon achieving a performance period TSR of 8%, which is the long-term annual return of the S&P 500.

“The Oasis Board and management team strongly believe in implementing innovative ways to continue our leadership position in governance and ensure our best-in-class compensation program continues to evolve with the Company’s strategy,” said Bobby Shackouls, Chairman of the Compensation Committee. “The plan we have implemented for 2020 reflects significant input from our shareholders over the past year, and we are grateful for their ongoing feedback and dialogue. We are confident that the new features of our plan, including the addition of major indices such as the S&P 500 as part of our peer group, comparisons to broader market returns and capped payouts for our equity compensation, make Oasis an industry leader and an attractive investment opportunity for investors both in the energy space and more broadly. The steps we are taking for 2020, which were designed and proposed by management and endorsed by the Compensation Committee, are part of a continually evolving and forward-looking plan that is expected to ensure that the Oasis management team focuses on the factors that matter most to create value for shareholders.”
Hedging Activity
The Company’s crude oil contracts will settle monthly based on the average NYMEX West Texas Intermediate crude oil index price (“NYMEX WTI”) for fixed price swaps and two-way and three-way costless collars. As of January 30, 2020, the Company had the following outstanding commodity derivative contracts:

	1H20	2H20	1H21	2H21
Crude Oil (Volume in MBopd)
Fixed Price Swaps
Volume	24.5	11.0	—	—
Price ($ per Bbl)	$57.41	$56.27	$—	$—
Two-Way Collars
Volume	9.0	10.0	—	—
Floor ($ per Bbl)	$50.83	$51.10	$—	$—
Ceiling ($ per Bbl)	$60.31	$59.51	$—	$—
Three-Way Collars
Volume	15.5	17.0	4.0	—
Sub-Floor ($ per Bbl)	$41.61	$40.00	$40.00	$—
Floor ($ per Bbl)	$55.08	$51.75	$50.00	$—
Ceiling ($ per Bbl)	$64.73	$63.17	$62.13	$—
Total Crude Oil Volume	49.0	38.0	4.0	—

Estimated Net Proved Reserves
The Company’s estimated net proved reserves and related PV-10 at December 31, 2019 (“YE19”) are based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated properties representing all of the Company’s PV-10 at YE19 in accordance with rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to companies involved in crude oil and natural gas producing activities. The following reserve information does not give any effect to or reflect Oasis’ commodity hedges and utilizes an average NYMEX WTI crude oil price of $55.85 per barrel and an average natural gas price of $2.62 per MMBtu. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. All of the Company’s estimated proved undeveloped reserves at YE19 are expected to be developed within five years of the year booked. Oasis’ estimated net proved crude oil and natural gas reserves at YE19 were 286.4 million barrels of oil equivalents (“MMBoe”) and consisted of 200.8 million barrels (“MMBbl”) of crude oil and 513.5 billion cubic feet (“Bcf”) of natural gas. The table below summarizes the Company’s estimated net proved reserves and related PV-10 at YE19:

	December 31, 2019
	Net Estimated Reserves (MMBoe)	PV-10(1) (in millions)
Proved Developed	165.8	$2,177.2
Undeveloped	120.6	757.2
Total Proved	286.4	$2,934.4
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(1)PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows.
Midstream Update
Oasis Midstream Partners (“OMP”) today issued a separate press release highlighting preliminary 2019 full year and fourth quarter operating and financial results, as well as its preliminary 2020 plan and outlook. Highlights include:
•Capturing 97% of Oasis’ natural gas from operated wells in Wild Basin compared to 85% capture across all operators in North Dakota.
•Exceeded the high-end of 4Q19 volumes guidance ranges across most commodity streams.
•Estimated 4Q19 distribution coverage between 2.1x and 2.3x.
•4Q19 third party gas volumes in Bighorn DevCo were approximately 30% of total gas processing volumes and increased 3% sequentially to 78.2 MMscfpd.
•In connection with the assignment by Oasis to OMP of Panther DevCo LLC, OMP began executing services to Oasis and third parties in the Delaware Basin effective November 1, 2019. Concurrent with the assignment, OMP reimbursed Oasis approximately $24.9 million and assumed approximately $10.0 million of liabilities incurred by Oasis prior to the effective date.
•Declared the quarterly cash distribution of $0.54 per unit for 4Q19, an approximate 5% increase from 3Q19 and 20% increase from 4Q18.
•Capital expenditures net to OMP approximated $197-207 million, which includes OMP’s reimbursement to Oasis Petroleum for the assignment of assets in the Delaware Basin.
•OMP had $458.5 million drawn on its revolver as of December 31, 2019.
•Gross midstream capital spending in 2020 is expected to approximate $105-125 million with $65-80 million attributable to OMP.
•Adjusted EBITDA attributable to OMP for 2020 is expected to grow double-digits vs. 2019 levels.

Conference Call Information
Oasis plans to announce its full fourth quarter and full year 2019 financial and operational results on the afternoon of Tuesday, February 25, 2020. Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Wednesday, February 26, 2020
Time:	10:00 a.m. Central Time
Live Webcast:	https://www.webcaster4.com/Webcast/Page/1052/32923
OR:
Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Conference ID:	2472167
Website:	www.oasispetroleum.com
A recording of the conference call will be available beginning at 12:00 p.m. Central Time on the day of the call and will be available until Wednesday, March 4, 2020 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10138757
The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Bob Bakanauskas, (281) 404-9600
Director, Investor Relations
Forward-Looking Statements
The Company has prepared the summary preliminary data in this release based on the most current information available to management. The Company’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in crude oil and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of onshore, unconventional oil and natural gas resources in the United States. For more information, please visit the Company’s website at www.oasispetroleum.com.
Non-GAAP Financial Measures
Adjusted EBITDA and Free Cash Flow are supplemental non-GAAP financial measures that are used by management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash or non-recurring charges. The Company defines Free Cash Flow as Adjusted EBITDA attributable to Oasis less Cash Interest and CapEx, excluding capitalized interest. Adjusted EBITDA and Free Cash Flow are not measures of net income (loss) or cash flows as determined by GAAP.
Cash Interest is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Cash Interest as interest expense plus capitalized interest less amortization and write-offs of deferred financing costs and debt discounts included in interest expense. Cash Interest is not a measure of interest expense as determined by GAAP.
Cash MT&G is a supplemental non-GAAP measure defined as marketing, transportation and gathering expenses less non-cash valuation charges on pipeline imbalances. Management believes that the presentation of Cash MT&G provides useful additional information to investors and analysts to assess the cash costs incurred to get its commodities to market without regard for the change in value of its pipeline imbalances, which vary monthly based on commodity prices.